Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We have issued our report, dated March 12, 2025, with respect to the consolidated financial statements for Alani Nutrition LLC and Subsidiary as of and for the years ended December 31, 2024 and 2023 included in the Current Report on Form 8-K/A of Celsius Holdings, Inc. filed on June 12, 2025. We consent to the incorporation by reference of such report in the Registration Statements of Celsius Holdings, Inc. on Forms S-8 (File Nos. 333-216029, 333-287652 and 333-287653) and Forms S-3 (File Nos. 333-279461 and 333-248875).

/s/ Cherry Bekaert LLP

Louisville, Kentucky
June 12, 2025